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                                                                    EXHIBIT 12.1

                              THE HOME DEPOT, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES
                      ($ in thousands, except ratio data)

                                                                           Fiscal Year(1)
                                             --------------------------------------------------------------------------
                                                1996            1997            1998            1999            2000
                                             ----------      ----------      ----------      ----------      ----------
Earnings before income taxes                 $1,534,768      $1,898,470      $2,653,886      $3,803,876      $4,217,483
Less: Capitalized Interest                      (23,307)        (19,055)        (30,952)        (45,387)        (72,599)
Add:
  Minority Interest expense (income)              8,371          15,726          (2,103)         (4,108)         (2,105)

  Portion of rental expense under
  operating leases deemed to be
  the equivalent of interest                     51,228          61,027          73,875          87,204         111,889
  Interest Expense                               38,102          60,068          67,159          71,747          90,576
                                             ----------      ----------      ----------      ----------      ----------

Adjusted Earnings                            $1,609,162      $2,016,235      $2,761,865      $3,913,333      $4,345,245
                                             ==========      ==========      ==========      ==========      ==========

Fixed Charges:
  Interest Expense                           $   38,102      $   60,068      $   67,159      $   71,747      $   90,576

  Portion of rental expense under
  operating leases deemed to be
  the equivalent of interest                     51,228          61,027          73,875          87,204         111,889
                                             ----------      ----------      ----------      ----------      ----------

Total Fixed Charges                          $   89,330      $  121,095      $  141,034      $  158,952      $  202,466
                                             ==========      ==========      ==========      ==========      ==========

Ratio of Earnings to Fixed Charges(2)              18.0x           16.7x           19.6x           24.6x           21.5x

(1) Fiscal years 1996, 1997, 1998, 1999 and 2000 refer the fiscal years ended February 2, 1997; February 1, 1998; January 31, 1999; January 30, 2000; and January 28, 2001, respectively. Fiscal year 1996 consisted of 53 weeks.

(2) For purposes of computing the ratios of earnings to fixed charges, "earnings" consist of earnings before income taxes and minority interest plus fixed charges, excluding capitalized interest. "Fixed charges" consist of interest incurred on indebtedness, amortization of debt expense and the portion of rental expense under operating leases deemed to be the equivalent of interest.